Exhibit 99.h

AMENDMENT AGREEMENT

                AMENDMENT AGREEMENT (this “Amendment”), effective as of December 1, 2003 by and among M FUND INC., a Maryland corporation (the “Fund”) and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (“Investors Bank”).

WHEREAS the Fund and Investors Bank entered into an Administration Agreement dated December 4, 1995, as amended from time to time (the “Administration Agreement”); and

                WHEREAS, the Fund and Investors Bank desire to amend the Administration Agreement as set forth below.

                NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.             Amendments.

(a)           Pursuant to section 3(g) of the Administration Agreement, Appendix II attached to this Amendment and detailing additional services to be provided to the Fund by Investors Bank shall, from and after the date hereof, become Appendix II to the Agreement.

(b)           The fee schedule referenced in Section 4(a) of the Administration Agreement is hereby deleted in its entirety and replaced by Schedule A — Fee Schedule, attached hereto, from and after the date hereof.

2.             Miscellaneous.

                (a)           Except as amended hereby, the Administration Agreement shall remain in full force and effect.

                (b)           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

INVESTORS BANK & TRUST COMPANY

By:	Andrew M. Nesvet

Name:	Andrew M. Nesvet

Title:	Managing Director

M FUND INC.

By:	Daniel F. Byrne

Name:	Daniel F. Byrne

Title:	President

M Fund Inc.

Schedule A - Fee Schedule

For Each Series of M Fund Inc.

December 1, 2003

FUND ACCOUNTING, CALCULATION OF N.A.V., CUSTODY,

INSTITUTIONAL TRANSFER AGENCY & ADMINISTRATION

A.            Fund Accounting, Calculation of N.A.V, Domestic Custody,

Administration & Institutional Transfer Agency

•                  The following basis point fee is based on all assets for which we are Domestic Custodian, Fund Accountant, Transfer Agent and Administrator.  This amount does not include transactions.  See Standard Transaction Costs (B).  There will be no charge for Transfer Agency Wires.  These amounts will be calculated monthly as of the 30th of the month.

Annual Fee
First $500 Million in Assets	10.0 Basis Points
Assets over $500 Million	6.0 Basis Points

•                  There will be a minimum monthly fee as follows:

Domestic Funds:
First 12 Months	$6,000 per fund
Next 6 Months	$7,500
Next 6 Months	$7,750
Each Month there after	$8,000

International Fund
First 12 Months	$7,250 per fund
Next 6 Months	$9,000
Next 6 Months	$9,250
Each month thereafter	$9,500

•                  In addition to the above Basis Point fees, there is an additional $7,500 annual charge per fund for providing Financial Reports on an individual fund basis.

B. Custody Transaction Costs

•	DTC/Fed Book Entry	$11
•	Physical Securities	35
•	Options and Futures	18
•	GNMA Securities	35
•	Principal Paydown	5
•	Cross Border	50
•	Foreign Currency	18	**
•	Outgoing Wires	8	***
•	Incoming Wires	6	***

**There are no transaction charges for F/X Contracts executed by Investors Bank

***There will be no charges for Transfer Agency related wires

C.            Foreign Subcustodian Fees

•                  The following basis point fees are based on all foreign assets for which we are Custodian.  The following asset based fees and transaction fees vary by country, based upon the attached International Custody Bands.  These amounts are calculated monthly as of the 20th  of the month.  Local duties, script fees, registration and exchange fees are out-of-pocket.

•                  Investors Bank will require the fund to hold all assets that are eligible with Euroclear and to submit all assets that are Euroclear petitionable to an eligibility review.

Country	Annual Fee	Transactions

Band II	6 Basis Points	$60	****
Band III	13 Basis Points	60
Band IV	18 Basis Points	60
Band V	25 Basis Points	100
Band VI	29 Basis Points	110
Band VII	41 Basis Points	120
Band VIII	44 Basis Points	120	*****
Band IX	50 Basis Points	100

****                                            Transactions in Sweden and the Netherlands will be billed at $40; Canada and Japan at $30.  Euroclear Trades will be billed at $20 plus applicable Cross Border fees of $50.

*****            Transactions for Czech Republic are charged at $150 per trade.

START-UP PHASE

•                  There will be no additional charge for the services rendered during the start-up phase.  However, we will charge travel expenses associated with the start-up pahse as an out of pocket expense.

•                  Investors Bank will assist outside counsel in preparing the initial registration statement.  We will put together the organizational meeting with input from outside counsel and fund management and generally serve as a consultant during the development process.

MISCELLANEOUS

A.            Out-of-Pocket

•                  These charges consist of:

—Pricing	—Forms & Supplies
—Printing, Delivery & Postage	—Legal Costs
—Non-Standard Transmissions	—Customized Reporting
—Third Party Review ($250 per fund/year)
—Extraordinary Travel Expenses
—Int’l Verification ($1.00 per security/month)

B.            Balance Credit

•                  We allow balance credit against fees (excluding out-of-pocket charges) for fund balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

C.            Securities Lending & Foreign Exchange Trading

•                  The assumption was made that Investors Bank would perform securities lending and foreign exchange trading for the portfolios.  Lending revenue is split with the funds and Investors Bank on 60/40% basis:  60% going to the funds.

D.            Payment

•                  The above fees will be charged against the fund’s custodian checking account five business days after the invoice is mailed.  Billing will commence on seed date.

C.            Systems

•                  The details of any systems work will be determined after a thorough business analysis. Systems work will be billed on a time and material basis.

*                 This fee schedule remains in effect for 60 days and assumes the execution of our standard contractual agreements.

Appendix II

Additional Financial Reporting Services

Function	Investors Bank & Trust	M Fund	Suggested Fund Auditor or Counsel

Coordinate the preparation of shareholder reports presented in a stand-alone fund format.	Draft financial statements and coordinate auditor and management review. Draft and manage production cycle. Coordinate editing of reports.	Review and approve reports. Prepare appropriate Management Letter(s) and coordinate production of MD&A.	A/C — Review reports A— Issue audit opinion on annual financial statements.

Frequency: Semi-annually